The Target Portfolio Trust
For the period ended 12/31/05
File number 811-7064

SUB-ITEM 77-D

Policies With Respect to Security Investment

EXHIBITS



Strategic Partners Large Capitalization Value Fund,

a series of

STRATEGIC PARTNERS STYLE SPECIFIC FUNDS

Strategic Partners Conservative Allocation Fund (large cap value sleeve)

Strategic Partners Moderate Allocation Fund (large cap value sleeve)

Strategic Partners Growth Allocation Fund (large cap value sleeve),

each Fund being a series of

STRATEGIC PARTNERS ASSET ALLOCATION FUNDS

Large Capitalization Value Portfolio,

a portfolio of

THE TARGET PORTFOLIO TRUST

Supplement dated December 9, 2005 to the

Prospectus of the above-referenced Funds dated as shown below

I.                                          The
following change is applicable to each of the above-referenced Funds:

The Board of Trustees of each of the above-referenced
Funds or Portfolios (collectively, "Funds") recently
approved NFJ Investment Group L.P. ("NFJ") as an
additional subadviser for the Fund or the sleeve of the
Fund as indicated above.  Hotchkis and Wiley Capital
Management, LLC and J.P. Morgan Investment
Management, Inc. are the Funds' current subadvisers and
will continue to be subadvisers for the Funds along
with NFJ.   It is anticipated that the addition of NFJ
as an additional subadviser will be effective on or about December 16, 2005.

The section of the Prospectuses of the Fund(s) titled
"How the Trust is Managed  Advisers and Portfolio
Managers" is supplemented by adding the following information about NFJ:


NFJ Investment Group L.P.

NFJ Investment Group L.P. (NFJ) , formed in 1989, is a wholly owned subsidiary of Allianz Global Investors of America L.P. As of July 31, 2005, the firm had over $15 billion of worldwide assets under management and advice. NFJ, a disciplined, value-oriented equity manager, is located at 2100 Ross Avenue, Dallas, Texas
75201.

Ben Fischer, CFA , has over 38 years of experience in portfolio management, investment analysis and research.
Prior to founding NFJ in 1989, he was chief investment officer (institutional and fixed income), senior vice president and senior portfolio manager at NationsBank which he joined in 1971. Mr. Fischer received his BA degree in Economics and a JD degree from Oklahoma
University, and an MBA from New York University's Stern
School of Business.

Chris Najork, CFA, is Managing Director and Portfolio
Manger of NFJ Investment Group. A founder of NFJ, he has over 35 years experience in equity research and portfolio management in the value sector. Prior to the formation of NFJ, he was a senior vice president, senior portfolio manager and analyst at NationsBank, which he joined in 1974. Mr. Najork received his BA and MBA from Southern Methodist University.

Paul Magnuson is the Senior Research Analyst and a
Portfolio Manager at NFJ. He has over 20 years of investment experience in equity analysis and portfolio management. Prior to joining NFJ in 1992, he was an assistant vice president at NationsBank, which he joined in 1985. Mr. Magnuson received his BBA from the University of Nebraska.

II.                                      The following
change is applicable to the Target Portfolio Trust, only.

The section of the prospectus titled "Investment
Advisers and Portfolio Managers Introduction" on page 47 is deleted and replaced with the following:

The assets of each Portfolio is independently managed by two or more Sub-advisers under a multi-manager structure. Pursuant to the multi-manager structure, Prudential Investments LLC ("PI") determines and allocates a portion of the Portfolio's assets to each of the Sub-advisers. Consistent with the overall investment strategy of the Portfolio, PI periodically rebalances daily cash inflows (i.e., purchases and reinvested dividends) and outflows (i.e., redemptions and expense items) among the Sub-advisers. In addition, PI periodically reallocates assets among the Sub-advisers. The allocations will be reviewed by PI periodically, and the allocations may be altered or adjusted by PI without prior notice.

By using two or more Sub-advisers for the Portfolio, and by periodically rebalancing or reallocating the Portfolio's assets among the Sub-advisers, PI seeks long-term benefits from a balance of different investment disciplines. PI believes that, at any given time, certain investment philosophies will be more successful than others and that a combination of different investment approaches may benefit the Portfolio and help reduce volatility. In addition, the use of several Sub-advisers may help to protect the Fund from capacity risk (a Sub-adviser's determination to manage a limited amount of assets because of a lack of investment opportunities that appear attractive to the Sub-adviser).

The information in this supplement relates to the following Prospectuses:

Fund Name

Date of
Prospectus

Strategic Partners Large Capitalization
Value Fund, a series of



STRATEGIC PARTNERS STYLE SPECIFIC FUNDS

September 2
9, 2005

Strategic Partners Conservative Allocation
Fund



Strategic Partners Moderate Allocation
Fund



Strategic Partners Growth Allocation Fund, each a series of



STRATEGIC PARTNERS ASSET ALLOCATION FUNDS

September 3
0, 2005

Large Capitalization Value Portfolio, a
portfolio of



THE TARGET PORTFOLIO TRUST

February 25
, 2005


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